Exhibit 8.1

December 27, 2022

TPB Acquisition Corporation I

1 Letterman Drive

Suite A3-1

San Francisco, CA 94129

Ladies and Gentlemen:

We have acted as United States counsel to TPB Acquisition Corporation I, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”) in connection with the transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of September 12, 2022 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and SPAC.

Pursuant to the Business Combination Agreement, (i) on the day prior to the Closing Date and at the First Effective Time, First Merger Sub will merge with and into SPAC, with SPAC surviving as a direct, wholly owned subsidiary of New PubCo (the “First Merger”), (ii) immediately following the First Effective Time on the day prior to the Closing Date and at the Second Effective Time, SPAC will merge with and into Second Merger Sub, with Second Merger Sub surviving as a direct, wholly owned subsidiary of New PubCo (together with the First Merger, the “SPAC Mergers”), and (iii) on the Closing Date and at the Third Effective Time, Third Merger Sub will merge with and into the Company, with the Company surviving as a direct, wholly owned subsidiary of New PubCo.

This opinion is being delivered in connection with the preparation and filing of the Registration Statement on Form F-4 of New PubCo, and the proxy statement/prospectus contained therein, filed in connection with the Business Combination (the “Registration Statement”). Capitalized terms not defined herein have the meanings set forth in the Business Combination Agreement. All section references, unless otherwise indicated, are to the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In preparing this opinion, we have examined and relied upon the Business Combination Agreement, the Registration Statement, certain customary tax representation letters provided by New PubCo, the Company, and SPAC (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the due and valid execution and delivery of documents where such execution and delivery are a prerequisite to the effectiveness of such documents.

In rendering this opinion, we have assumed without investigation or verification that the facts and factual statements set forth in the Business Combination Agreement and the Registration Statement, or otherwise made to us, are true, correct, and complete; that the Business Combination will be completed in accordance with the Business Combination Agreement; that the statements, representations, and agreements contained in the Tax Representation Letters are true, accurate, and complete; that there is no change in applicable law between the date hereof and the effective times of the Business Combination; that any representation in any of the documents referred to herein that is made based on the knowledge, belief, or intention (or similar qualification) of any person or party is true, correct, and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Any inaccuracy or change in, or breach of, any of the aforementioned statements, representations, or assumptions could adversely affect this opinion.

Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401
t: +1 310 883 6400 f: +1 310 883 6500 cooley.com

December 27, 2022

Page Two

This opinion is based on existing provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and rulings and other pronouncements of the United States Internal Revenue Service (the “IRS”) as in effect on the date hereof, all of which are subject to change or reinterpretation (possibly with retroactive effect). This opinion is limited solely to matters governed by United States federal income tax law. No opinion may be implied or inferred beyond that which is stated expressly in this opinion. This opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position or that a court will not sustain such contrary position. In addition, there is no assurance that a change in the law on which this opinion is based, or the interpretation thereof, will not occur or that such change will not affect this opinion. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the assumptions, limitations, qualifications, and caveats set forth therein and herein, it is our opinion, under currently applicable United States federal income tax law, that the SPAC Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

This opinion is being furnished in connection with the preparation and filing of the Registration Statement and cannot be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise this opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue, inaccurate, or incomplete, in which case, this opinion shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of this opinion.

Sincerely,

/s/ COOLEY LLP

COOLEY LLP

Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401

t: +1 310 883 6400 f: +1 310 883 6500 cooley.com